Exhibit 99


                       Madison Gas and Electric Company
               Exhibit Index to Form 8-K Current Report
                               December 31, 1996


               Madison Gas and Electric Company's Press Release
                            Dated December 31, 1996


Madison Gas and Electric Co. Reports Fourth-Quarter Earnings Impacts

Madison, Wis., Dec. 31, 1996-Madison Gas and Electric Co. (MGE) (NASDAQ: MDSN) announced today that its fourth-quarter and year-end earnings will be negatively impacted by several factors. First, extended outage of the Kewaunee Nuclear Power Plant (Kewaunee) due to the repair of the steam generators will increase MGE's purchased power and maintenance expenses related to Kewaunee by approximately $1.5 million in the fourth quarter of 1996. Second, MGE's gas marketing subsidiary, Great Lakes Energy Corp. (GLENCO), generated significant income in prior years. Under a sharing arrangement with the regulated utility, approximately $2.7 million is being returned to MGE's gas utility customers. This impact will be recorded in the fourth quarter of 1996. Finally, MGE's gas marketing subsidiaries, GLENCO and American Energy Management (AEM), have entered into an agreement in principle to form a joint venture with another gas marketing company. The agreement is expected to be signed and formally announced within the next 10 days. To properly reflect the current value of its investment in GLENCO and AEM, and to restructure these activities for the future, MGE will take a one-time charge in the fourth quarter of 1996 of approximately $16 million. All of these nonrecurring expenses are before taxes and were not reflected in the earnings reported as of Sept. 30, 1996.

Kewaunee status

MGE has a 17.8% ownership interest in Kewaunee. Kewaunee was taken out of service on Sept. 21, 1996, for scheduled refueling and maintenance. The outage was expected to last five weeks, but inspection of previously repaired steam generator tubes showed continued degradation of the repaired joints. This prevents further operation of the Kewaunee plant until the tubes are repaired. It is uncertain when Kewaunee will return to service. Thus, MGE filed an application with the Public Service Commission of Wisconsin on Dec. 20, 1996, seeking an interim rate increase to recover incremental power costs and maintenance expenses due to the loss of Kewaunee.

MGE is a public utility that generates, transmits and distributes electricity to 120,000 customers in Dane County. The company transports and distributes natural gas to 103,000 customers in seven South Central and Western Wisconsin counties. MGE has served the Madison area since 1896.